Exhibit 99.1
Krispy Kreme Announces Strategic Refranchising Agreement for Japan
Expected cash proceeds approximately $65 million, advancing refranchising initiative and reducing debt
CHARLOTTE, NC (December 19, 2025) – Krispy Kreme, Inc. (NASDAQ: DNUT) (“Krispy Kreme”, or the “Company”) today announced that it has reached an agreement for Unison Capital, Inc. (“Unison”) to purchase its operations in Japan. Cash proceeds from this transaction are estimated to be approximately $65 million dependent on the fiscal year 2025 financial results for Japan. Proceeds are expected to be used for debt pay down after transaction-related fees and expenses. The transaction is projected to close in the first quarter of 2026.
Earlier this week, Krispy Kreme celebrated 20 years in Japan, a milestone that began with the launch of its first store in Shinjuku, Tokyo. Since then, the brand has grown to 89 locations and nearly 300 fresh delivery points of access across Tokyo, Osaka, and other major cities nationwide.
Unison was founded in 1998 and specializes in consumer, healthcare, and B2B services. It has raised approximately $5 billion in assets across six funds in Japan and three funds in South Korea. Relevant investments have included a bubble tea chain, a noodle chain, a sushi chain, and a wine retailer.
“We are pleased to announce our first international refranchising agreement since launching our turnaround plan in August, marking meaningful progress on a key pillar of the plan. Unison is a proven, skilled operator with deep expertise in the retail beverage and restaurant sectors, and we believe they are an ideal long-term partner to operate and grow Krispy Kreme in Japan. The sale of our Japan business is an important step in advancing our refranchising initiative, supporting greater financial flexibility and reducing debt,” said Krispy Kreme CEO Josh Charlesworth.
“We are excited to assume ownership of Krispy Kreme’s operations in Japan and to be joining forces with such an iconic global brand. For two decades, Krispy Kreme’s fresh doughnuts have brought joyful experiences to communities across Japan and we look forward to building on that tradition. We share their commitment to excellence and growth and are proud to represent Krispy Kreme as a trusted partner in operating and expanding the brand’s footprint in Japan,” said Unison Co-Founder and Managing Partner Tatsuya Hayashi.
About Krispy Kreme
Headquartered in Charlotte, NC, Krispy Kreme is one of the most beloved and well-known sweet treat brands in the world. Our iconic Original Glazed® doughnut is universally recognized for its hot-off-the-line, melt-in-your-mouth experience. Krispy Kreme operates in more than 40 countries through its unique network of fresh doughnut shops, partnerships with leading retailers, and a rapidly growing digital business. Our purpose of touching and enhancing lives through the joy that is Krispy Kreme guides how we operate every day and is reflected in the love we have for our people, our communities and the planet. Connect with Krispy Kreme Doughnuts at www.KrispyKreme.com, or on one of its many social media channels, including www.Facebook.com/KrispyKreme and www.X.com/KrispyKreme.
About Unison Capital
Since its inception in 1998, Unison Capital has invested in approximately 60 companies across six Japan-focused funds, successfully advancing its investment model one transaction at a time. Unison Capital strives to solidify its position as a leading private equity investment firm in Japan by leveraging its investment experience, along with deep local network accumulated over 25 years.

“Unison” is a musical term that means “all playing the same tune.” Like an orchestra layering many instruments and sounds to create a beautiful melody, we look to work in harmony with our portfolio companies to support their growth. Our philosophy is that companies can achieve a new growth trajectory when management, employees and shareholders share the same values and work towards a common goal. For more information, please visit www.unisoncap.com/en/.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with relation to the transaction described herein and the Company’s business, prospects, future plans and strategies, and growth. Forward-looking statements can be identified by the use of forward-looking terminology, including terms such as “plan,” “believe,” “may,” “continue,” “goal,” “projected,” “could,” “will,” “should,” “estimate,” “expect,” “intend,” strive,” “look forward,” or, in each case, the negatives of these words, or comparable terminology. Forward-looking statements are not a representation by us that the future plans, estimates, or expectations contemplated by us will be achieved. Our actual results could differ materially from the forward-looking statements included in this press release. Many factors could cause our actual results to differ materially from those contained in forward-looking statements including, without limitation: the transaction may be delayed, cancelled, suspended or terminated; the final proceeds to the Company from this transaction are subject to fiscal year 2025 financial results for Japan and exchange rate fluctuations; the conditions to the completion of the transaction may not be satisfied; food safety issues, including risks of food-borne illnesses, tampering, contamination, and cross-contamination; impacts from the Company’s 2024 cybersecurity incident or any other material failure, inadequacy, or interruption of our information technology systems, including breaches or failures of such systems or other cybersecurity or data security-related incidents; any harm to our reputation or brand image; negative impacts on our business due to changes in consumer spending habits, consumer preferences, or demographic trends; changes in the cost of raw materials and other commodities, including due to import and export requirements (including tariffs), inflation, or foreign exchange rates; our ability to execute on our omni-channel business strategy; our significant indebtedness and our ability to meet the financial and other covenants under our credit facilities; regulatory investigations, enforcement actions, or material litigation; and other risks and uncertainties described under the heading “Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 29, 2024, filed with the Securities and Exchange Commission (the “SEC”), and in other filings the Company makes from time to time with the SEC. These forward-looking statements are made only as of the date of this document, and we undertake no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events, or otherwise, except as may be required by law.
Category: Financial News
Investor Relations and Media
ICR for Krispy Kreme, Inc.
krispykreme@icrinc.com
Source: Krispy Kreme